UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 15, 2009
G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware	0-18183	41-1590959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 Seventh Avenue	10018
New York, New York	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 403-0500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Restricted Stock Unit Grants
     On April 15, 2009, the Compensation Committee of our Board of Directors granted restricted stock units, pursuant to our 2005 Stock Incentive Plan, as amended to date (the “2005 Plan”), to our executive officers and Richard White, one of our directors. The grants will enable them to receive shares of our common stock, subject to satisfaction of specified conditions, as follows: (i) up to 60,000 shares to Morris Goldfarb, our Chairman and Chief Executive Officer, (ii) up to 40,000 shares to Sammy Aaron, our Vice Chairman; (iii) up to 30,000 shares to Wayne S. Miller, our Chief Operating Officer, (iv) up to 20,000 shares to Jeanette Nostra, our President, (v) up to 15,000 shares to Neal S. Nackman, our Chief Financial Officer and (vi) up to 5,000 shares to Mr. White.
     The above-named executive officers and Mr. White will be entitled to receive these shares of our common stock only if the average closing price per share of our common stock on the Nasdaq Global Select Market is $6.93 (which is 20% above the closing price of our common stock on the Nasdaq Global Select Market on the date of grant) or higher over a twenty consecutive trading day period during the four-year period commencing on April 15, 2009 and ending on April 14, 2013 (the “Price Vesting Condition”). In addition, the right to receive these shares of common stock will become vested in four equal annual increments beginning on the first anniversary of the date of grant.
     If the Price Vesting Condition is satisfied and the executive officer remains employed by us (or, in the case of Mr. White, continues to serve as a director) or otherwise provides service for us, we will issue to him or her 25% of the shares of common stock to which he or she is entitled for each annual vesting period that has then elapsed, and an additional 25% of the shares of common stock on each subsequent anniversary of the date of grant, through the fourth anniversary, but only if the executive officer remains employed by us (or, in the case of Mr. White, continues to serve as a director) or otherwise performs service for us on each anniversary date. If the Price Vesting Condition is not satisfied within the four-year period, the restricted stock unit grants will be canceled.
     The number of shares of common stock to which the restricted stock units relate and the vesting price will be appropriately adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.
     A copy of the form of Deferred Stock Award Agreement for these grants under the 2005 Plan is filed herewith as Exhibit 10.1.
Amendment to Financing Agreement
     On April 20, 2009, G-III Leather Fashions, Inc., J. Percy for Marvin Richards, Ltd., CK Outerwear, LLC, A. Marc & Co., Inc., Andrew & Suzanne Company Inc. and AM Retail Group, Inc., entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Financing Agreement (the “Financing Agreement”) with The CIT Group/Commercial Services, Inc. (“CIT”), as Agent, and CIT, HSBC Bank USA, National Association, Sovereign Bank, Israel Discount Bank of New York, Commerce Bank, N.A., Signature Bank, Bank Leumi USA,

Webster Business Credit, JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wachovia Bank, N.A., as lenders (collectively, the “Lenders”).
     The Amendment amended the Financing Agreement to: (a) provide that borrowings under the line of credit will bear interest, at our option, at the prime rate (in no event less than an annual interest rate of one month LIBOR plus 2.5%) plus 0.75% or LIBOR plus 3.0%.; (b) revise the maximum Senior Leverage Ratio and minimum Fixed Charge Coverage Ratio (each as defined) that we must maintain; and (c) authorize us to have a security interest, subordinate to that of the Lenders, in the assets of our subsidiary, AM Retail Group, Inc., to secure intercompany borrowings.
     A copy of the Amendment is filed herewith as Exhibit 10.2.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) See “Item 1.01 Entry into a Material Definitive Agreement—Restricted Stock Unit Grants” above for a description of restricted stock unit grants to our executive officers on April 15, 2009.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Form of Deferred Stock Award Agreement for April 15, 2009 restricted stock unit grants.

10.2	Amendment No. 2 to Amended and Restated Financing Agreement, dated as of April 20, 2009, by and among G-III Leather Fashions, Inc., J. Percy for Marvin Richards, Ltd., CK Outerwear, LLC, A. Marc & Co., Inc., Andrew & Suzanne Company Inc., AM Retail Group, Inc., and The CIT Group/Commercial Services, Inc., as Agent, and the Lenders that are parties thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G-III APPAREL GROUP, LTD.

Date: April 21, 2009

	By: Name:	/s/ Neal S. Nackman Neal S. Nackman
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Deferred Stock Award Agreement for April 15, 2009 restricted stock unit grants.

10.2
Amendment No. 2 to Amended and Restated Financing Agreement, dated as of April 20, 2009, by and among G-III Leather Fashions, Inc., J. Percy for Marvin Richards, Ltd., CK Outerwear, LLC, A. Marc & Co., Inc., Andrew & Suzanne Company Inc., AM Retail Group, Inc., and The CIT Group/Commercial Services, Inc., as Agent, and the Lenders that are parties thereto.